Exhibit 4.29
Dated 14 June 2010
CASCAL INVESTMENTS (UK) LIMITED
(as Borrower and Original Guarantor)
MACQUARIE BANK LIMITED
(as Arranger)
THE FINANCIAL INSTITUTIONS LISTED IN PART B OF SCHEDULE 1
(as Original Lenders)
MACQUARIE BANK LIMITED
(as Agent)
MACQUARIE BANK LIMITED
(as Security Trustee)

FACILITY AGREEMENT

Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

Page I

Page II

THIS AGREEMENT is dated 14 June 2010
Between:
(1)	CASCAL INVESTMENTS (UK) LIMITED, a company incorporated under the laws of England with number 07283293 as borrower and original guarantor (the Borrower);

(2)	MACQUARIE BANK LIMITED as mandated lead arranger (the Arranger);

(3)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(4)	MACQUARIE BANK LIMITED as agent of the other Finance Parties (the Agent); and

(5)	MACQUARIE BANK LIMITED as security trustee for the Secured Parties (the Security Trustee).
It is agreed as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)	In this Agreement:
Acceptable Bank means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
Accounting Principles means GAAP until such time as (i) GAAP is replaced by IFRS for small and medium-sized enterprises or (ii) the relevant member of the Group changes its accounting principles from GAAP to IFRS, and from such time, IFRS.
Accounting Reference Date means 31 March.
Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formula).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agreed Security Principles means the principles set out in Schedule 11 (Agreed Security Principles).
Artesian Debentures mean:
(a)	the debenture between the Licensed Undertaking and Capita IRG Trustees Limited dated 20 April 2005; and

(b)	the debenture between Holdco and Capita IRG Trustees Limited dated 20 April 2005.
Artesian Facility means the facility made available under the Artesian Facility Agreement.
Artesian Facility Agreement means the £65,000,000 secured index-linked term facility agreement between, among others, the Licensed Undertaking as borrower, Artesian Finance II plc as lender and The Royal Bank of Scotland plc as agent dated 14 March 2005 as amended and restated on 20 April 2005.
Artesian Finance Documents means the Borrower Finance Documents as such term is defined in the Artesian Facility Agreement.
Artesian STID means the security trust and intercreditor deed between, among others, the Licensed Undertaking and Capita IRG Trustees Limited dated 20 April 2005.
Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of  Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means the period from and including the date of this Agreement to and including the date falling 45 days after the execution of this Agreement.
Available Commitment means a Lender’s Commitment under the Facility minus the aggregate amount of its participation in any outstanding Utilisations under the Facility.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.
Base Case Model means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group, each prepared by the Borrower.
Base Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Base Reference Banks means, in relation to LIBOR and Mandatory Cost, the principal London offices of Barclays Bank plc, Lloyds TSB Bank plc and HSBC Bank plc or such other banks as may be appointed by the Agent in consultation with the Borrower.
Borrowings has the meaning given to that term in Clause 22.1 (Financial definitions).
Break Costs means the amount (if any) by which:
(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Budget means:
(a)	in relation to the period beginning on 1 April 2010 and ending on 31 March 2011, the Base Case Model in agreed form to be delivered by the Borrower to the Agent pursuant to Clause 4.2 (Initial conditions precedent to Utilisation); and

(b)	in relation to any other period, any budget delivered by the Borrower to the Agent in respect of that period pursuant to Clause 21.4 (Budget).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
Capital Expenditure has the meaning given to that term in Clause 22.1 (Financial definitions).
Cash has the meaning given to that term in Clause 22.1 (Financial definitions).
Cash Equivalent Investments has the meaning given to that term in Clause 22.1 (Financial definitions).
Cashflow has the meaning given to that term in Clause 22.1 (Financial definitions).
Cash Flow Forecast has the meaning given to that term in Clause 22.1 (Financial definitions).
Change of Control means the Parent ceases to control directly or indirectly the Borrower.
For the purposes of this definition control means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(ii)	appoint or remove all, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; and/or
(b)	the holding beneficially of 100% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Closing Date means the date of Utilisation of the Facility.
Commitment means:
(a)	in relation to an Original Lender, the amount in sterling set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in sterling of any Commitment transferred to it under this Agreement, to the extent:
(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).
Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
Confidential Information means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.
Contribution Notice means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
CTA means the Corporation Tax Act 2009.
Debenture Stock means the 4 per cent. perpetual debenture stock and the 5 per cent. perpetual debenture stock of the Licensed Undertaking together with premiums on such perpetual debenture stock.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Debt Service has the meaning given to that term in Clause 22.1 (Financial definitions).
Default means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which by reason of the express provisions in any Finance Document requires the satisfaction of a condition of materiality before it may become an Event of Default shall not be a Default unless that condition of materiality is satisfied.
Defaulting Lender means any Lender (other than a Lender which is a Sponsor Affiliate):
(a)	which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders’ participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.
Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dormant Subsidiary means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of £10,000 or more.
EBITDA has the meaning given to that term in Clause 22.1 (Financial definitions).
Enforcement Order has the meaning given to it in the Water Act.
Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
Environmental Law means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default).
Excess Distribution has the meaning given to that term in Clause 23.22 (Dividends and share redemption).
Excess Cashflow means, for any period for which it is being calculated, Cashflow for that period less (except to the extent already deducted in calculating Cashflow) Debt Service for that period.
Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
Facility Office means:
(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower or the Security Trustee and the Borrower) setting out any of the fees referred to in Clause 13 (Fees).
Finance Document means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Subordination Agreement and any other document designated as a “Finance Document” by the Agent and the Borrower.
Finance Party means the Agent, the Arranger, the Security Trustee, or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions (including in each case, without limitation, any capitalised element thereof);

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (including any capitalised interest or, if issued at a discount, the issue price thereof);

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Repayment Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
Financial Quarter has the meaning given to that term in Clause 22.1 (Financial definitions).
Financial Support Direction means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
Financial Year has the meaning given to that term in Clause 22.1 (Financial definitions).
GAAP means generally accepted accounting principles in the UK.

Good Industry Practice means the standards, practices, methods and procedures as practised in the United Kingdom conforming to all applicable laws and that degree of skill, diligence, prudence and foresight which would reasonably be expected from a skilled and experienced person undertaking all or part of the relevant business under the same or similar circumstances.
Group means the Borrower and each of its Subsidiaries for the time being.
Group Structure Chart means the group structure chart in the agreed form.
Guarantor means the Borrower and each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).
Holdco means Bournemouth & West Hampshire Water Holdings Limited, a company incorporated under the laws of England with company number 05321147.
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
HSBC Facility means the facility borrowed under the $70,000,000 (originally $30,000,000) facility agreement between, among others, Cascal N.V. and Cascal Holdings Limited as borrowers and HSBC Bank plc as mandated lead arranger, agent and security trustee dated 25 June 2007 (as amended from time to time).
IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Impaired Agent means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
Indexed has the meaning given to that term in Clause 22.1 (Financial definitions).

Information Package means the Base Case Model and each document, agreement, instrument, schedule, certificate, statement, cash flow schedule, number run or other written information and data provided by an Obligor to the Agent or its professional advisers before the date of this Agreement.
Insolvency Event in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Instrument of Appointment means the Instrument of Appointment by the Secretary of State for the Environment of the Licensed Undertaking as a water undertaker under Sections 11 and 14 of the Water Act 1989 (now Sections 6, 7, 11 and 12 of the Water Industry Act 1991) as modified and varied by the Director General under Sections 11 to 17 of the Water Industry Act 1991.
Intellectual Property means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
Interest Period means, in relation to the Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
ITA means the Income Tax Act 2007.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Legal Opinion means any legal opinion delivered to the Agent under Clause 4.2 (Initial conditions precedent to Utilisation) or Clause 27 (Changes to the Obligors).
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
LIBOR means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate, as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan.
Licensed Undertaking means Bournemouth & West Hampshire Water plc, a company incorporated under the laws of England with company number 02924312.
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
LMA means the Loan Market Association.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).
Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).
Margin means 6 per cent. per annum,
but if:
(a)	no Default has occurred and is continuing; and

(b)	the RAR in respect of the most recently completed Relevant Period is within a range set out below, then the Margin will be the percentage per annum set out below in the column opposite that range:

Margin
RAR	% p.a.
Greater than or equal to 0.85:1	6.00

Less than 0.85:1	5.00
However:

(i)	any increase or decrease in the Margin for the Loan shall take effect on the date (the reset date) which is one (1) Business Day after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate demonstrate that the Margin:
(A)	should have been varied in accordance with the table above where it has not been; or

(B)	should not have been varied in accordance with the table when it has been, then either (i) the Borrower will promptly pay to the agent for the account of the Lenders such additional amount of interest as would have been payable had the Margin been set for the relevant period at the correct level as demonstrated by the audited financial statements; or (ii) the amount of interest overpaid by the Borrower shall be credited against and deducted from the amount of interest payable by the Borrower on the next interest payment date;

(iii)	while a Default is continuing, the Margin shall be the highest percentage per annum set out above; and

(iv)	for the purpose of determining the Margin, the RAR and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).
Material Adverse Effect means a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment or other material obligations (including, for the avoidance of doubt, its obligations under Clause 22.2 (Financial condition)) under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
Material Company means, at any time:
(a)	an Obligor; or

(b)	a wholly-owned member of the Group that holds shares in an Obligor; or

(c)	the Licensed Undertaking; or

(d)	if not listed in paragraph (c) above, any Subsidiary of the Borrower which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA representing 5 per cent. or more of EBITDA or has gross assets representing 5 per cent. or more of the gross assets calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (d) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.
A report by the Auditors of the Borrower that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
Non-Consenting Lender has the meaning given to that term in Clause 38.3 (Replacement of Lender).
Obligor means the Borrower or a Guarantor.
Obligors’ Agent means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).
OFWAT means The Office of Water Services, including any successor office or body.
On-Loan means a loan referred to in paragraph (b) of the definition of Permitted Loan.
On-Loan Agreement means an agreement evidencing an On-Loan delivered to the Agent under paragraph 4(h) of Part A of Schedule 2 (Conditions precedent to initial Utilisation).
Original Financial Statements means:
(a)	the statutory accounts and supplementary regulatory accounting statements of the Licensed Undertaking for its Financial Year ended 31 March 2009; and

(b)	in relation to the Borrower, its unconsolidated unaudited balance sheet as at the Closing Date.
Parent means BWH Group Limited, a company incorporated under the laws of England and Wales with company number 0653827.

Parent Loan Agreement means together the agreements between the Parent (as borrower) and the Licensed Undertaking (as lender) evidencing the loans referred to in paragraph (c) of the definition of Permitted Loan.
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Party means a party to this Agreement.
Pension Scheme means the “Water Company” section of the Biwater Retirement and Security Scheme or such successor or replacement pension scheme as may be established.
Pensions Regulator means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
Permitted Acquisition means an acquisition of assets:
(a)	in accordance with any planned Capital Expenditure which is otherwise permitted under the terms of the Finance Documents;

(b)	in circumstances constituting a Permitted Disposal;

(c)	which are Cash Equivalent Investments for treasury management purposes;

(d)	an acquisition of shares pursuant to a Permitted Share Issue;

(e)	(other than shares) by the Licensed Undertaking provided that the consideration for the acquisition (when aggregated with the consideration for any other Permitted Acquisition under this paragraph (e)) does not during the life of the Facility exceed £1,000,000 (as such amount is Indexed);

(f)	for the replacement, reinstatement and/or repair of assets using the proceeds of any insurance claim;

(g)	using the proceeds of any grant received by any member of the Group from any third party (which would not otherwise cause a breach of the Finance Documents);

(h)	the incorporation of a limited liability company incorporated under the laws of England and Wales in order to implement a Permitted Sale and Leaseback Transaction;

(i)	in circumstances constituting a Permitted Transaction that complies with paragraph (e) of the definition of that term; and

(j)	made with the prior written consent of the Majority Lenders.
Permitted Disposal means any sale, lease, licence, transfer or other disposal of assets which, except in the case of paragraph (a), is on arm’s length terms:
(a)	of any asset by a member of the Group (the Disposing Company) to another member of the Group (the Acquiring Company), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;
(b)	of Cash Equivalent Investments for treasury management purposes for cash or in exchange for other Cash Equivalent Investments which would not otherwise cause a breach of the Finance Documents;

(c)	in the ordinary course of trade or in connection with arm’s length transactions entered into for bona fide commercial purposes in the ordinary course of business of the disposing entity (which includes for the avoidance of doubt any disposal by the Licensed Undertaking of land (other than the sale of protected land as permitted under paragraph (e) below) made on an arm’s length basis);

(d)	of any obsolete, surplus, worn-out or destroyed assets;

(e)	of protected land (as that term is defined in the Water Act) made in accordance with the Instrument of Appointment;

(f)	any Permitted Sale and Leaseback Transaction;

(g)	of cash which would not otherwise cause a breach of the Finance Documents;

(h)	arising as a result of any Permitted Security;

(i)	any Permitted Tax Disposal; and

(j)	is made with the prior written consent of the Majority Lenders.
Permitted Distribution means:
(a)	the payment of a dividend by the Borrower to its Holding Company provided that:
(i)	no Default is continuing or would occur immediately after the making of such payment;

(ii)	no Trigger Event (as defined in the Artesian STID) is continuing;

(iii)	either:
(A)	if the RAR as at the Quarter Date immediately prior to the date of such payment, is equal to or greater than 0.80:1 but less than 0.85:1, such payment does not exceed 50 per cent. of the Excess Cashflow (calculated on a pro forma basis taking into account the proposed distribution and less the amount of any Excess Distribution which has not previously been deducted) generated in the Financial Quarter that ended on such Quarter Date, or

(B)	if the RAR as at the Quarter Date immediately prior to the date of such payment, is less than 0.80:1, such payment does not exceed 100 per cent. of the Excess Cashflow (calculated on a pro forma basis taking into account the proposed distribution and less the amount of any Excess Distribution which has not previously been deducted) generated in the Financial Quarter that ended on such Quarter Date, in each case to the extent such amount has not already been distributed and provided further that Excess Cashflow for the relevant Financial Quarter shall be calculated by reference to financial statements delivered under paragraph (a) and (b) of Clause 21.1 (Financial statements) in respect of the relevant Financial Quarter; and
(iv)	the Borrower certifies that it will have sufficient cash resources to meet its payment obligations under the Finance Documents in respect of the immediately succeeding twelve months;
(b)	the payment of dividend by a member of the Group (other than the Borrower) to its shareholders provided that the shareholders receive such payment pro rata to their shareholding in that member of the Group;

(c)	the payment of management fees to any member of the Topco Group (which is not a member of the Group) for actual management services provided on arm’s length commercial terms up to a maximum aggregate amount equal to £341,000 in any Financial Year of the Borrower (as such amount is Indexed provided that at the time such payment is made no Event of Default has occurred and is continuing or would occur immediately after the making of the proposed payment); and

(d)	any payment made with the prior written consent of the Majority Lenders.
Permitted Financial Indebtedness means Financial Indebtedness:
(a)	arising under this Agreement;

(b)	arising under the Artesian Facility Agreement provided that the aggregate principal amount of such Financial Indebtedness does not exceed £65,000,000 (as such amount is indexed in accordance with the terms of the Artesian Facility Agreement and as reduced by any prepayments of the Artesian Facility made after the date of this Agreement);

(c)	arising under the Debenture Stock or any other debenture stock issued by the Licensed Undertaking in a maximum aggregate amount of Financial Indebtedness under such Debenture Stock (or other debenture stock, as the case may be) does not exceed £300,000 at any time;

(d)	arising under a Permitted Loan or a Permitted Guarantee;

(e)	incurred by a member of the Group pursuant to or in connection with any cash pooling arrangements with an Acceptable Bank but only to the extent that such debit balances are offset by credit balances of other members of the Group;

(f)	under finance or capital leases of vehicles, plant, equipment or computers entered into by the Licensed Undertaking, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group (including, for the avoidance of doubt, any such items permitted under paragraph (a) of the definitions of Permitted Indebtedness contained in the Artesian STID (which includes, for the avoidance of doubt, the W. & G. Finance Lease (as defined in the Artesian STID)) does not exceed £4,100,000;

(g)	arising under an overdraft facility provided to the Licensed Undertaking by Lloyds TSB Bank plc provided that the aggregate principal amount outstanding under such facility does not exceed £5,000,000 (or such larger amount as maybe agreed with the Agent (acting reasonably) from time to time);

(h)	arising in connection with any counter-indemnity, guarantee or similar obligation in favour of The Royal Bank of Scotland plc in respect of the standby letter of credit dated 4 February 2008 (as the same may be amended, supplemented, varied or replaced from time to time) and issued by The Royal Bank of Scotland plc in favour of the trustees of the Water Company Sub-Fund Section of the BiWater Retirement and Security Scheme;

(i)	that arises on any intra-day basis in the ordinary course of the business of the Licensed Undertaking under any BACS or settlement facilities, provided that no such indebtedness is outstanding at the end of any Business Day;

(j)	under any Permitted Sale and Leaseback Transaction;

(k)	any loans made from a member of the Topco Group (which is not a member of the Group) to the Borrower to finance any payment obligations of the Borrower under the Finance Documents from time to time provided that such loans are subordinated to the Facility under and pursuant to the terms of a Subordination Agreement; and

(l)	incurred with the prior written consent of the Majority Lenders.
Permitted Guarantee means
(a)	any guarantee given under the Artesian Debentures; and

(b)	any guarantee arising under the Finance Documents.
Permitted Loan means:
(a)	a loan made by a member of the Group to another member of the Group;

(b)	any loan from the Borrower to a member of the Topco Group using the proceeds of the Loan provided that the aggregate principal amount lent pursuant to all such loans does not exceed the principal amount drawn by the Borrower under the first Utilisation;

(c)	the loans from the Licensed Undertaking to the Parent provided that the principal amount outstanding under such loan does not exceed £4,433,045.81 at any time; and

(d)	any loans made by the Licensed Undertaking to its employees provided that the amount of any such loan when aggregated with the aggregate amount of all loans to employees does not exceed £50,000 at any time.

Permitted Sale and Leaseback Transaction means a sale and leaseback transaction between any members of the Group provided that the aggregate market value of the assets subject to such transactions at any time does not exceed £10,000,000.
Permitted Security means:
(a)	the Transaction Security and any other Security created under the Finance Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security arising from bankers’ liens or arising by operation of law or under standard banking terms and conditions;

(d)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligors;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;
(f)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness”;

(h)	any Security created under the Artesian Debentures as at the date of this Agreement (including, for the avoidance of doubt, under Security required to be created after the date of this Agreement under the terms of the Artesian Finance Documents);

(i)	any Security in relation to Taxes not yet assessed or, if assessed, not yet due or actively contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been made, or when required in order to pursue such proceedings an adequate bond has been provided); and

(j)	any Security arising out of judgments with respect to which at the time (i) an appeal or proceedings for review is actively being prosecuted in good faith and for the payment of which adequate reserves have been made, or where required in order to pursue such proceedings, an adequate bond has been provided; and (ii) a stay of execution shall have been secured (and is still in force) pending such appeal or proceeding for review.
Permitted Share Issue means:
(a)	an issue of shares by a member of the Group other than the Borrower to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms; and

(b)	any issue of share capital by the Borrower, paid for in full in cash upon issue and which by their terms are not redeemable and where shares are of the same class and on the same terms as those initially issued by the Borrower and such issue does not lead to a Change of Control of the Borrower and where (if the existing share capital of the Borrower is the subject of the Transaction Security) the newly-issued share capital also becomes subject to the Transaction Security on the same terms;
Permitted Tax Disposal means any surrender or disposal of tax credits, losses, relief or allowances between any members of the Group.
Permitted Transaction means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	any insurance or similar transactions entered into by any member of the Group with Mill Stream Insurance Limited;

(d)	transactions (other than any sale, lease, licence, transfer or other disposal or the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; and

(e)	transactions between any members of the Group and any member of the Topco Group (which is not a member of the Group), pursuant to which any member of the Group acquires, receives the surrender or disposal of, tax credits, losses, relief or allowances from or by any member of the Topco Group (which is not a member of the Group) in respect of which:
(i)	the relevant member of the Group receives the benefit of that tax credit, loss, relief or allowance; and

(ii)	that member of the Group receives an indemnity from the transferor company in an amount equal to the value of the benefit of that tax credit, loss, relief or allowance (such indemnity becoming payable should the surrender or disposal by the transferor company be subsequently challenged by H.M. Revenue & Customs).
Qualifying Lender has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

Quarter Date means the last day of a Financial Quarter.
Quasi-Security has the meaning given to that term in Clause 23.17 (Negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined the first day of that period unless market practice differs in the Relevant Interbank Market for sterling, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
RAR has the meaning given to that term in Clause 22.1 (Financial definitions).
RAV has the meaning given to that term in Clause 22.1 (Financial definitions).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
Regulatory Authority means each of the Commission of the European Communities, the UK Office of Fair Trading, the UK Competition Commission, the Secretary of State for the Environment, Food and Rural Affairs, the Department of Trade and Industry, the Environment Agency, OFWAT, the DWI, the Greater London Authority or any other governmental department or regulatory authority.
Regulatory Consent means any Authorisation that is or may in the future be required to be obtained from any Regulatory Authority under the terms of the Instrument of Appointment, or under any relevant statutory provision or other law or regulation or any undertakings or assurances agreed with a Regulatory Authority applicable to the activities of the Licensed Undertaking, including, but not limited, to the Water Act.
Regulatory Restrictions means any restriction which is or may in the future be contained in, or arise from the terms of the Instrument of Appointment, or any relevant statutory provision or other law or regulation or any undertakings or assurances agreed with a Regulatory Authority applicable to the activities of the Licensed Undertaking, including, but not limited, to the Water Act, and includes any requirement to obtain Regulatory Consent.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Interbank Market means the London interbank market.
Relevant Jurisdiction means, in relation to a member of the Group:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
Relevant Period has the meaning given to that term in Clause 22.1 (Financial definitions).
Repayment Date means the fifth anniversary of the date of the first Utilisation Date.
Repeating Representations means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), paragraph (f) of Clause 20.12 (No misleading information), Clause 20.13 (Original Financial Statements), Clause 20.19 (Ranking) to Clause 20.21 (Legal and beneficial ownership) and Clause 20.26 (Centre of main interests and establishments).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
Screen Rate means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
Secured Parties means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Selection Notice means a notice substantially in the form set out in Part B of Schedule 3 (Selection Notice) given in accordance with Clause 11 (Interest Periods) in relation to the Facility.
Senior Management means each and all of the executive members of the board of directors of the Borrower, Holdco and the Licensed Undertaking.
Special Administration Order has the meaning given to that term in the Water Act.
Specified Time means a time determined in accordance with Schedule 10 (Timetables).
Sponsor means the Parent and any subsequent successors or assigns or transferees.
Sponsor Affiliate means the Sponsor, each of its Affiliates, any trust of which the Sponsor or any of its Affiliates is a trustee, any partnership of which the Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Sponsor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

sterling and £ denote the lawful currency from time to time of the United Kingdom.
Subsidiary means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
Subordinated Loan means Financial Indebtedness incurred under paragraph (k) of the definition of Permitted Financial Indebtedness.
Subordination Agreement means the form of subordination agreement set out in Schedule 13 (Form of Subordination Agreement) or any other subordination agreement that is in form and substance satisfactory to the Agent.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Topco means Cascal N.V..
Topco Guarantee means the guarantee to be entered into between Topco and the Finance Parties in respect of the Borrower’s obligations under the Finance Documents.
Topco Group means the Topco and its Subsidiaries for the time being.
Total Commitments means the aggregate of the Commitments, being £55,200,000 at the date of this Agreement.
Transaction Security means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.
Transaction Security Documents means each of the documents listed as being a Transaction Security Document in paragraph 2(d) of Part A of Schedule 2 (Conditions precedent to initial Utilisation) and any document required to be delivered to the Agent under paragraph 13 of Part B of Schedule 2 (Conditions precedent required to be delivered by an Additional Guarantor) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of  Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
Transfer Scheme means a Transfer Scheme under section 10 and Schedule 2 to the Water Act.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
Utilisation means a Loan.
Utilisation Date means the date of a Utilisation, being the date on which the Loan is to be made.
Utilisation Request means a notice substantially in the relevant form set out in Part A of Schedule 3 (Utilisation Request).
Unused Amount has the meaning given to it in Clause 22.2 (Financial condition).
VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
Water Act means the Water Industry Act 1991.
Working Capital has the meaning given to that term in Clause 22.1 (Financial definitions).
1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the Agent, the Arranger, any Finance Party, any Lender, any Obligor, any Party, any Secured Party, the Security Trustee or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	a Finance Document or any other agreement or instrument (other than any Artesian Finance Document (which includes, without limitation, the Artesian Facility Agreement, the Artesian STID and the Artesian Debentures), any On-Loan Agreement and the Parent Loan Agreement) is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	guarantee means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing if it has not been remedied or waived.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available a sterling term loan facility (to be drawn in one Utilisation) in an aggregate amount equal to the Total Commitments.
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Obligors’ Agent
(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards:
(a)	the making of On-Loans;

(b)	the payment of interest, costs, fees and expenses incurred or to be incurred in connection with or due under the Finance Documents; and

(c)	the general corporate and working capital purposes of the Group.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION

4.1	Condition precedent to the execution of this Agreement
The Lenders will only be obliged to execute this Agreement if, on the date of execution, the Agent has received a certificate signed by two directors of the Borrower certifying the RAR as at the date of execution of this Agreement. Such certificate shall be in form and substance satisfactory to the Agent.
In this Clause 4.1, RAR as at the date of execution of this Agreement means the ratio of Total Net Debt (as such term is defined in Clause 22.1 (Financial definitions)) as at that date divided by £140,798,000 (being RAV as at 30 April 2010).
4.2	Initial conditions precedent to Utilisation
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent to initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.3	Further conditions precedent
Subject to Clause 4.2 (Initial conditions precedent to Utilisation), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 20 (Representations) to be made by each Obligor are true.
4.4	Maximum number of Utilisations
A Borrower may only deliver one Utilisation Request.

SECTION 3
UTILISATION
5.	UTILISATION — LOANS

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request for the Loan
The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)	the proposed Interest Period complies with Clause 11 (Interest Periods).
5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be sterling.

(b)	The amount of the proposed Utilisation must be an amount equal to the Total Commitments.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT
6.1	Repayment of the Loan
The Borrower shall repay the Loan in full on the Repayment Date.
7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:
(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Borrower of the same;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £500,000) of the Available Facility. Any cancellation under this Clause 7.2 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably under the Facility.
7.3	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of £500,000 and an integral multiple of £100,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisation.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT

8.1	Exit

(a)	For the purpose of this Clause 8.1:

Flotation means:
(i)	a successful application being made for the admission of any part of the share capital of any member of the Group or the Parent to the Official List maintained by the FSA and the admission of any part of the share capital of any member of the Group to trading on the London Stock Exchange plc; or

(ii)	the grant of permission to deal in any part of the issued share capital of any member of the Group or the Parent on the Alternative Investment Market or the PLUS market (formerly Ofex) or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.
FSA means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

Net Flotation Proceeds means the proceeds of a Flotation (net of any Taxes, reasonable fees, costs and expenses (including, without limitation, legal fees) incurred in connection therewith).

(b)	Upon the occurrence of any Flotation which does not otherwise constitute a Change of Control, the Borrower shall apply 75% per cent. of the Net Flotation Proceeds in prepayment of the Loan at the end of the then current Interest Period.

(c)	Upon the occurrence of:
(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions, the Facility will be cancelled and all the outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.
9.	RESTRICTIONS

9.1	Notices of cancellation or prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation), shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
9.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
9.3	No reborrowing of Facility
No Borrower may reborrow any part of the Facility which is prepaid.
9.4	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisation or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
9.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
9.6	Agent’s receipt of Notices
If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment on Commitments
If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 9.7 (Effect of Repayment and Prepayment on Commitments) shall reduce the Commitments of the Lenders rateably under the Facility.

SECTION 5
COSTS OF UTILISATION
10.	INTEREST

10.1	Calculation of interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).
10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Utilisation which became due on a day which was not the last day of an Interest Period relating to that Utilisation:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request and after it has been borrowed in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 11 (Interest Periods), a Borrower may select an Interest Period of three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for the Loan shall not extend beyond the Repayment Date.

(f)	The Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations
Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.
12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender (and the Agent shall promptly notify the Borrower of the same) as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	If:
(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.
(c)	In this Agreement:

Market Disruption Event means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs, the Agent shall promptly notify the Borrower and, if the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in sterling computed at the rate of 2.0 per cent. per annum on that Lender’s Available Commitment for the Availability Period;

(b)	The accrued commitment fee is payable on the last day of the Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2	Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.
13.3	Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
13.4	Security Trustee fee
The Borrower shall pay to the Security Trustee (for its own account) the Security Trustee fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions
In this Agreement:
Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Qualifying Lender means:
(a)	a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;
(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:
(I)	a company so resident in the United Kingdom; or

(II)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)	a Treaty Lender; or
(b)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document).
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
Treaty Lender means a Lender which:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
Treaty State means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
UK Non-Bank Lender means where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

Unless a contrary indication appears, in this Clause 14 (Tax Gross Up And Indemnities) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Agent.

14.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 14.5 (Lender Status Confirmation) then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 14.5 (Lender Status Confirmation).
14.6	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.7	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 14.7 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3 (Exceptions) reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

16.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Trustee

(a)	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; or

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 (Indemnity to the Security Trustee) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
18.3	Security Trustee’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security

Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration that may be agreed between them.
(b)	If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs
The Borrower shall, within three Business Days of demand, pay (but avoiding any double recovery) to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE
19. GUARANTEE AND INDEMNITY
19.1 Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.
19.2 Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3 Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.
19.4 Waiver of defences
The obligations of each Guarantor under this Clause 19 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 19, (Guarantee and indemnity) would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
19.5 Guarantor Intent
Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
19.6 Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
19.7 Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit

(whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19 (Guarantee and indemnity).
19.8 Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19 (Guarantee and indemnity).
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).
19.9 Release of Guarantors’ right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.10 Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.11 Guarantee Limitations
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
20. REPRESENTATIONS
20.1 General
Each Obligor makes the representations and warranties set out in this Clause 20 (Representations) to each Finance Party.
20.2 Status
(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
20.3 Binding obligations
Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
20.4 Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of the relevant member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.
20.5 Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

20.6 Validity and admissibility in evidence
(a)	All Authorisations required or, in its reasonable opinion, desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No filing or stamp taxes), which Authorisation, if required, will be promptly obtained or effected after the Closing Date.

(b)	All Authorisations (including without limitation in the case of the Licensed Undertaking pursuant to the Instrument of Appointment) necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.
20.7 Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
20.8 Insolvency and Special Administration
(a)	No:
(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.9 (Insolvency proceedings); or

(ii)	creditors’ process described in Clause 24.10 (Creditors’ process); or

(iii)	steps referred to in paragraph (c) of Clause 24.20 (Licensed Undertaking Events)
have been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 24.8 (Insolvency) applies to a member of the Group.

(b)	It is not aware of a petition having been presented pursuant to Section 24 of the Water Act or a winding-up petition having been presented as referred to in Section 25 of the Water Act in each case in respect of the Licensed Undertaking or a Special Administration Order having been made in respect of the Licensed Undertaking.

20.9 No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of particulars of Transaction Security Documents at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006 and payment of associated fees which registrations, filings ,taxes and fees will be made and paid promptly after the date of the relevant Finance Document.
20.10 Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:
(a)	a Qualifying Lender:
(i)	falling within paragraph (a)(i) of the definition of Qualifying Lender; or

(ii)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of Qualifying Lender; or

(iii)	falling within paragraph (b) of the definition of Qualifying Lender or;
(b)	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).
20.11 No default
(a)	On the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.
20.12 No misleading information
Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:
(a)	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Borrower;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect; and

(f)	all other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.
20.13 Original Financial Statements
(a)	In relation to the Licensed Undertaking, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of its financial condition and results of operations during the relevant Financial Year.

(b)	Except for the disposal of the “Aquacare” business by the Licensed Undertaking to AquaCare (BWH) Limited on 1 April 2009, there has been no material adverse change, nor is there currently expected to be any such change, in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group taken as a whole, in the case of the Borrower) since the date of the Original Financial Statements.

(c)	The most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):
(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group taken as a whole.

20.14 No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry)) been started or threatened against it or any of its Subsidiaries.
20.15 No breach of laws
(a)	It has not (and none of its Subsidiaries has) breached any law or regulation applicable to it (including, without limitation, in the case of the Licensed Undertaking, the Water Act or the Instrument of Appointment) which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
20.16 Environmental laws
(a)	Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry)) adequately provided for in the Base Case Model.
20.17 Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax, unless such payment is being withheld for any of the reasons referred to in Clause 23.5(a) (Taxation).

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes which would have, or be reasonably likely to have, a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.18 Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.
20.19 Ranking
The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.
20.20 Good title to assets
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences (including the Instrument of Appointment) of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
20.21 Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.
20.22 Shares
The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group.
20.23 Intellectual Property
It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not, to the best of the Borrower’s knowledge and belief (having made, in the reasonable opinion of the Borrower, prudent enquiry), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

20.24 Group Structure Chart
(a)	The Group Structure Chart delivered to the Agent pursuant to Part A of Schedule 2 (Conditions precedent to initial Utilisation) is true, complete and accurate in all material respects and shows the following information:
(i)	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or not a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.
20.25 Accounting reference date
The Accounting Reference Date of each member of the Group is 31 March.
20.26 Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales.
20.27 Pensions
Except for the Pension Scheme, neither the Borrower nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).
20.28 Holding Companies and Dormant Companies
(a)	Except as may arise under the Finance Documents, before the Closing Date the Borrower has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

(b)	As at the date of this Agreement, each of Bournemouth Water Limited and West Hampshire Water Limited are Dormant Subsidiaries.
20.29 Obligors
Each Subsidiary of the Borrower is incorporated in the United Kingdom.

20.30 Times when representations made
(a)	All the representations and warranties in this Clause 20 (Representations) are made by the Borrower on the date of this Agreement except for the representations and warranties set out in Clause 20.12 (No misleading information) which are deemed to be made by each Obligor with respect to the Base Case Model, on the date of this Agreement and on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) to (c) of Clause 20.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	All the representations and warranties in this Clause 20 (Representations) except Clause 20.12 (No misleading information), Clause 20.24 (Group Structure Chart) and Clause 20.28 (Holding Companies and Dormant Companies) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
21. INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 21 (Information undertakings):
Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).
Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).
21.1 Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 130 days after the end of each of its Financial Years (commencing in respect of the Financial Year ended 31 March 2010):
(i)	the audited consolidated financial statements of the Group for that Financial Year, provided that the first audited consolidated financial statements of the Group to be delivered shall be in respect of the Financial Year ended 31 March 2011;

(ii)	the audited financial statements (consolidated if appropriate) of the Licensed Undertaking for that Financial Year; and

(iii)	the audited financial statements of any other Material Company for that Financial Year if requested by the Agent;
(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter:
(i)	the unaudited consolidated financial statements of the Group for that Financial Quarter; and

(ii)	the unaudited financial statements (consolidated if appropriate) of the Licensed Undertaking for that Financial Quarter.
21.2 Provision and contents of Compliance Certificate
(a)	The Borrower shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in detail reasonably satisfactory to the Agent) computations as to compliance with Clause 22 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Borrower and one other director and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors in the form agreed by the Borrower and the Majority Lenders.
21.3 Requirements as to financial statements
(a)	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement for the Group. In addition the Borrower shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):
(i)	shall be certified by a director of the Borrower, Licensed Undertaking or Material Company (as applicable) as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Borrower, Licensed Undertaking or Material Company (as applicable) by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Borrower in a form reasonably acceptable to the Agent comparing actual performance (including, without limitation, profit and loss and cashflow) for the period to which the financial statements relate to:
(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(C)	in the case of the annual consolidated financial statements only, the current final price determination published by OFWAT;
(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices (including, for the avoidance of doubt, a change in accounting principles from GAAP to IFRS contemplated by the definition of Accounting Principles) and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:
(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.
(c)	The Agent may at any time:
(i)	upon the occurrence of a Default;

(ii)	if the Agent reasonably believes that a Default is outstanding; or

(iii)	if the Agent reasonably believes that financial information delivered under this Agreement is incorrect or misleading, request that, at the expense of the Borrower, additional comfort be obtained by the Borrower from the Auditors by means of agreed upon procedures as set out in a separate letter of engagement between the Borrower and the Auditors.
21.4 Budget
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event before the start of each of its Financial Years, an annual Budget for that Financial Year (which includes the operating budget of the Licensed Undertaking).

(b)	Except in the case of the Base Case Model, the Borrower shall ensure that each Budget (broken down by Financial Quarter):

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations, projected disposals and an inflation forecast;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.
(c)	If the Borrower updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.
21.5 Group companies
The Borrower shall, at the request of the Agent, supply to the Agent a report issued by its Auditors stating which of its Subsidiaries are Material Companies falling within paragraph (d) of the definition of Material Company and confirming that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 22 (Financial Covenants)) and the aggregate gross assets of the Material Companies (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 5% of EBITDA (as defined in Clause 22 (Financial Covenants)) and the consolidated gross assets.
21.6 Presentations
(a)	Twice in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing, the Borrower shall procure that the chief financial officer of Cascal N.V. and the chief financial officer of the Licensed Undertaking (or any other person agreed to by the Agent) give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

(b)	In addition to paragraph (a) above, the Borrower shall use reasonable efforts to answer at any time written questions submitted to it by any Lender regarding the on-going business and financial performance of the Group.
21.7 Year-end
The Borrower shall not change its Accounting Reference Date.
21.8 Information: miscellaneous
The Borrower shall (or shall procure that any member of the Group) supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents dispatched by any member of the Group to their respective shareholders generally (or any class of them) or dispatched by the Borrower, Holdco or the Licensed Undertaking to its creditors generally or any class of them including for the avoidance of doubt all documents despatched by a member of the Group to the lenders under the Artesian Facility;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such information as the Security Trustee may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and any changes to Senior Management) as any Finance Party through the Agent may reasonably request;

(e)	with respect to the Licensed Undertaking, as soon as possible but in any event within 60 days of each Quarter Date, a Cash Flow Forecast prepared for the period of 12 months commencing on the first day after such Quarter Date in accordance with Accounting Principles;

(f)	with respect to the Licensed Undertaking, on the date of this Agreement the current capital expenditure programme from and in accordance with the most recent final price determination made by OFWAT on a five yearly basis, and promptly following an agreement with OFWAT any adjusted capital expenditure programme, and as soon as agreed with OFWAT the next capital expenditure programme;

(g)	with respect to the Licensed Undertaking, a copy of all material information which would have a Material Adverse Effect which the Licensed Undertaking supplies to the Director General of Water Services (or any successor thereto) save to the extent prohibited by law (at the same time as such is supplied); and

(h)	with respect to the Licensed Undertaking, as soon as reasonably practicable after becoming aware of the same, details of any proposed changes to the Instrument of Appointment.
21.9 Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by the chief financial officer and one other director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
21.10 “Know your customer” checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
22. FINANCIAL COVENANTS
22.1 Financial definitions
In this Agreement:

Adjusted Total Net Debt means (i) for the Quarter Dates 31 March and 30 September in each Financial Year, Total Net Debt; and (ii) for the Quarter Dates 30 June and 31 December in each Financial Year, Total Net Debt provided that when calculating Total Net Debt the Borrowings under the Artesian Facility shall be adjusted by multiplying such Borrowings by the Artesian Index Ratio in respect of the relevant Quarter Date.
Artesian Index Ratio is the Index Figure applicable to that month divided by the Artesian Base Index Figure and the result multiplied by 1.0011. Any references to Index Figure in relation to a particular month (the Relevant Month) means the Index Figure in respect of the eighth month prior to the Relevant Month.
Artesian Base Index Figure means 187.4 (being the United Kingdom All Items Retail Price Index for August 2004).
Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions (including in each case, without limitation, any capitalised element thereof) including, for the avoidance of doubt, any amount outstanding (as such amount is indexed in accordance with the terms thereof) under the Artesian Facility;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (including any capitalised element, or, if issued at a discount, the issue price thereof);

(d)	the amount of any liability in respect of Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition (but excluding for the avoidance of doubt any obligation arising under paragraph (h) of the definition of Permitted Financial Indebtedness);

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Repayment Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as a borrowing under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease but net of any capital contribution received from third parties).
Cash means, at any time, cash denominated in sterling in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:
(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facility or the Artesian Facility and, for the avoidance of doubt, includes all cash standing to the credit of the Debt Service Payment Account (as such term is defined in the Artesian Facility Agreement) from time to time.
Cash Equivalent Investments means at any time:
(a)	securities issued by the government of the United Kingdom;

(b)	demand or time deposits, certificates of deposit and short-term unsecured debt obligations, including commercial paper, provided that the issuing entity or, if such investment is guaranteed, the guaranteeing entity, is rated either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and (if the relevant Cash Equivalent Investments have an original maturity in excess of one year) either AA- or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or Aa3 or higher by Moody’s Investor Services Limited;

(c)	money market funds rated either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited; and

(d)	any other obligations provided that in each case the relevant investment is rated either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited or (if the relevant Cash Equivalent Investments have an original maturity in excess of one year) either AA- or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or Aa3 or higher by Moody’s Investor Services Limited and in each case denominated in sterling.
Cashflow means, in respect of any period, EBITDA for that period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any period;

(c)	adding the amount of any cash receipts during that period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that period by any member of the Group;

(d)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(e)	adding the amount of any cash receipts during that period in respect of Permitted Share Issues;

(f)	adding any profit or deducting any loss during that period on the disposal of fixed assets to the extent that such amounts are not already accounted for in EBIT;

(g)	deducting the amount of any cash costs of Pension Items during that period to the extent such amounts are not already accounted for in EBIT;

(h)	deducting the amount of any Capital Expenditure actually made during that period by any member of the Group; and

(i)	deducting the amount of any dividends paid in cash during the period by the Borrower, and so that, in each case, no amount shall be added (or deducted) more than once.
Cash Flow Forecast means for each Quarter Date a forecast of Cashflow for the period of 12 months commencing on the first day after such Quarter Date.
Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation but excluding amounts in respect of:
(a)	receivables in relation to Tax (other than value added tax);

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.
Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax (other than value added tax);

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Borrower or by a member of the Group in favour of a person which is not a member of the Group.
Debt Service means, in respect of any Relevant Period, the aggregate of:
(a)	Net Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:
(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility; and

(ii)	any such obligations owed to any member of the Group; and
(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group, and so that no amount shall be included more than once.
EBIT means, in respect of any Relevant Period (or any other specified period), the consolidated operating profit (calculated on the same basis as the calculation of operating profit in the most recent audited financial statements of the Licensed Undertaking or the Group (as applicable)) of the Group before taxation:
(a)	without including any interest, commercial fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of the relevant period;

(b)	without including any accrued interest owing to any member of the Group;

(c)	without including any Exceptional Items;

(d)	without including any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(e)	without including any gain or loss arising from an upward or downward revaluation of any other asset (including any loss or gain against book value from the disposal of any asset (not being a Disposal in the ordinary course of trading)), in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

EBITDA means, in respect of any Relevant Period (or any other specified period), EBIT for the relevant period after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group.
Exceptional Items means any exceptional, one off, non-recurring or extraordinary items including those arising on:
(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.
Finance Charges means, for any Relevant Period, the aggregate amount of accrued interest under the Artesian Facility Agreement (including any interest which is capitalised as a result of indexation under the Artesian Facility Agreement) and any commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of other Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:
(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases; and

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;
and so that no amount shall be added (or deducted) more than once.
Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
Financial Year means the annual accounting period of the Group ending on 31 March in each year.
Indexed means, in relation to an amount and a period, that amount multiplied by the Index Figure in respect of that month divided by 220.7 (being the Index Figure for March 2010).
Index Figure in respect of a particular month means the United Kingdom Retail Price Index. All Items as published by the Office for National Statistics (January 1987 = 100) in respect of that month. For the avoidance of doubt, any reference to the Index Figure in respect of a particular month (the Relevant Month) shall be construed as a reference to the Index Figure published in the Monthly Digest of Statistics (or in any official publication substituted therefore) in the month succeeding the Relevant Month and stated to be relating to the Relevant Month.

Interest Cover means the ratio of EBITDA to Net Finance Charges in respect of any Relevant Period.
Interim Determination means any interim changes to prices, Capital Expenditure, RAV or other material regulatory item as provided for in Part IV of Condition B of the Instrument of Appointment.
Net Finance Charges means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any cash interest received during that Relevant Period by any member of the Group on any Cash or Cash Equivalent Investment and any cash interest received under the Parent Loan Agreement and any cash interest received under the On-Loan Agreement.
Out-turn inflation means, in respect of any period for which the relevant indices have been published, the actual inflation rate applicable to such period determined by reference to movements in the Index Figure.
Pension Items means the current service costs and deficit contribution payments.
Periodic Review means any determination of prices, Capital Expenditure, RAV or other material regulatory item arising from OFWAT announcing acceptance of the same in accordance with Condition B of the Instrument of Appointment.
Permitted Carry Forward Amount has the meaning given to it in Clause 22.2 (Financial condition).
Quarter Date means each of 31 March, 30 June, 30 September and 31 December.
RAR means for any Relevant Period, the ratio of Adjusted Total Net Debt on the last day of that Relevant Period to RAV.
RAV means the regulatory asset base of the Licensed Undertaking as last determined and notified to the Licensed Undertaking by OFWAT at the most recent Periodic Review or Interim Determination or other procedure through which in future OFWAT may make such determination on an equally definitive basis to that of a Periodic Review or Interim Determination (interpolated as necessary and adjusted as appropriate for Out-turn inflation) and provided that (a) where a draft OFWAT determination is available, the figures set out in such draft OFWAT determination shall be used; and (b) where the directors of the Borrower reasonably expect OFWAT to revise its determination as to the regulatory asset base of the Licensed Undertaking as a result of a Permitted Disposal, Permitted Acquisition or otherwise by way of an Interim Determination, then the expected revised figures (in the opinion of the directors of the Borrower, acting reasonably) shall be used, in each case unless otherwise agreed by the Majority Lenders.
Regulatory Indexation means, in relation to an amount and a period, that amount multiplied by the Regulatory Index Ratio.
Regulatory Index Ratio is the Index Figure applicable to that month divided by the Regulatory Base Index Figure.
Regulatory Base Index Figure means 212.1 (being the Index Figure for March 2008).
Relevant Period means each period of twelve months ending on the last day of each Financial Quarter.

Total Net Debt means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:
(a)	excluding any such obligations to any other member of the Group and excluding any such obligations owed by the Borrower under a Subordinated Loan;

(b)	including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time, and so that no amount shall be included or excluded more than once.
Working Capital means, on any date, Current Assets less Current Liabilities.
22.2	Financial condition
The Borrower shall ensure that:
(a)	RAR in respect of any Relevant Period ending on each Quarter Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Quarter Date.

Column 1	Column 2
Relevant Period	Ratio
30 June 2010	0.95:1

30 September 2010	0.95:1

31 December 2010	0.95:1

31 March 2011	0.95:1

30 June 2011	0.95:1

30 September 2011	0.94:1

31 December 2011	0.94:1

31 March 2012	0.93:1

30 June 2012	0.92:1

30 September 2012	0.92:1

31 December 2012	0.91:1

31 March 2013	0.90:1

30 June 2013	0.90:1

30 September 2013	0.90:1

Column 1	Column 2
Relevant Period	Ratio
31 December 2013	0.90:1

31 March 2014	0.90:1

30 June 2014	0.90:1

30 September 2014	0.90:1

31 December 2014	0.90:1

31 March 2015	0.90:1
(b)	Interest Cover in respect of any Relevant Period shall not be less than 2.00:1.

(c)	The aggregate Capital Expenditure of the Group in respect of any Financial Year specified in column 1 below shall not exceed the amount set out in column 2 below opposite that Financial Year provided that each amount set out in column 2 will be adjusted for Regulatory Indexation:

Column 1	Column 2
Financial Year Ending	Maximum Expenditure
31 March 2011	9.010

31 March 2012	8.800

31 March 2013	10.560

31 March 2014	10.890

31 March 2015	9.350
If in any Financial Year (the Original Financial Year) the amount of the Capital Expenditure is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below is the Unused Amount), then the maximum expenditure amount set out in column 2 above for the immediately following Financial Year (the Carry Forward Year) shall for the purpose of that Carry Forward Year only be increased by an amount (the Permitted Carry Forward Amount) equal to the lower of (1) the Unused Amount and (2) 25% of the maximum amount permitted for the Original Financial Year.

In any Carry Forward Year, the original amount specified in column 2 above shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year and no amount carried forward into that Carry Forward Year may be carried forward into a subsequent Financial Year.

The Unused Amount shall be subject to indexation as follows: in respect of a particular month, the Unused Amount shall be multiplied by the Index Figure for that month divided by the Index Figure in respect of the last month in the immediately preceding Financial Year.

22.3	Financial testing

(a)	The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and 21.1(b)(i) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

(b)	If at any time there appears to be, in the reasonable opinion of the Agent, a material discrepancy, inconsistency or error in any of the financial information provided to it by the Borrower or any other Obligor, the Agent may require the Borrower or, as the case may be, such other Obligor, at the cost of the Borrower or, as the case may be, such other Obligor, to have such financial information reviewed by the Auditors of the Group, if reasonably required by the Agent and a copy of the auditors’ report with respect thereto shall be delivered to the Agent.
22.4 IFRS replacing GAAP
If and to the extent the Group changes its Accounting Principles to IFRS or to the extent any changes are made to GAAP or IFRS during the life of the Facility, the Borrower and the Agent shall agree (in good faith and acting reasonably) such amendments to this Agreement as are necessary to reflect such change, including without limitation, amending the definitions and financial covenants contained in this Clause 22 (Financial Covenants). To the extent the terms of this Agreement are breached solely as a result of IFRS replacing GAAP, such breach shall be waived until such time as this Agreement is amended.
23. GENERAL UNDERTAKINGS
The undertakings in this Clause 23 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
Authorisations and compliance with laws
23.1 Authorisations
Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request by the Agent, supply certified copies to the Agent of, any Authorisation (including, without limitation, the Instrument of Appointment) required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws
Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
23.3	Environmental compliance
Each Obligor shall (and the Borrower shall ensure that each member of the Group will):
(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(d)	comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
23.4 Environmental claims
Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim is reasonably likely to be adversely determined against that member of the Group and, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.
23.5 Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.
Restrictions on business focus
23.6	Merger
No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.
23.7 Change of business

(a)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group taken as a whole at the date of this Agreement.

(b)	The Borrower shall procure that no substantial change is made to the general nature of the business of the Licensed Undertaking from that carried on by the Licensed Undertaking at the date of this Agreement, except to the extent permitted under the terms of the Artesian STID.

(c)	The Borrower shall procure that no change is made to the business of the Group which results or would reasonably be expected to result in the termination, suspension or revocation of the Instrument of Appointment.
23.8 Conduct of business

(a)	Each Obligor shall operate, maintain and conduct its business in accordance with its memorandum and articles of association and this Agreement.

(b)	The Borrower shall ensure that the Licensed Undertaking shall operate, maintain and conduct its business in accordance with:
(i)	its memorandum and articles of association;

(ii)	the Instrument of Appointment and the Water Act; and

(iii)	Good Industry Practice where failure to do so has or would be reasonably likely to have a Material Adverse Effect.
23.9 Directors
The Borrower shall procure that the Licensed Undertaking shall maintain the composition of its board of directors in accordance with the requirements of OFWAT.
23.10 Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

(ii)	acquire any assets; or

(iii)	incorporate a company.
(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking or assets (or, in each case, any interest in any of them) or the incorporation of a company which is:
(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.
23.11 Joint ventures
No Obligor shall (and the Borrower shall ensure that no member of the Group will):
(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
23.12 Holding Companies
Neither the Borrower nor Holdco shall trade, carry on any business, own any assets or incur any liabilities except for:
(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances (which includes, for the avoidance of doubt, debt balances owed by it in respect of a Subordinated Loan), intra-Group credit balances (which includes, for the avoidance of doubt, credit balances owed to it in respect of the On-Loan) and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if (in the case of the Borrower and each member of the Group that is required to grant Security under Clauses 4.2 (Initial conditions precedent to Utilisation) and 27.2 (Additional Guarantors)) those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(c)	any liabilities under the Finance Documents or the Artesian Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; and

(d)	in connection with the making or receipt of payments in respect of a Permitted Distribution.
23.13 The Water Act
The Borrower shall procure that the Licensed Undertaking shall not (to the extent its agreement is required for the same) agree:
(a)	any Transfer Scheme (other than following receipt of a notice of termination) unless an independent financial adviser acceptable to the Majority Lenders (provided that any independent financial adviser which is acceptable under the Artesian STID shall be acceptable to the Majority Lenders) has certified to the Agent that such Transfer Scheme will not be materially prejudicial to the interests of the Lenders or that no Transfer Scheme which is materially prejudicial to such interest is likely to be forthcoming prior to the Repayment Date; or

(b)	any variation to the Instrument of Appointment which has or would have a Material Adverse Effect.
23.14 Dormant Subsidiaries
The Borrower shall not cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy the criteria for a Dormant Subsidiary without the prior consent of the Agent (acting reasonably).
Restrictions on dealing with assets and Security
23.15 Preservation of assets
Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or, in its reasonable opinion, desirable in the conduct of its business.
23.16 Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
23.17 Negative pledge
In this Clause 23.17 (Negative pledge), Quasi-Security means an arrangement or transaction described in paragraph (b) below.
Except as permitted under paragraph (c) below:
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	Permitted Security; or

(ii)	a Permitted Transaction.
23.18 Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:
(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.
23.19 Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure no member of the Group will) enter into any transaction with any person except:
(i)	for full market value on arm’s length terms (and, in the case of the Licensed Undertaking, on terms as to comply with Regulatory Accounting Guideline 5); or

(ii)	on terms which are favourable or advantageous to a member of the Group.
(b)	The following transactions shall not be a breach of this Clause 23.19 (Arm’s length basis):
(i)	intra-Group loans permitted under Clause 23.20 (Loans or credit);

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.2 (Initial conditions precedent to Utilisation) or agreed by the Agent;

(iii)	any Permitted Transaction (other than a Permitted Transaction that complies with paragraphs (c) or (e) of the definition of that term);

(iv)	any Permitted Distribution; or

(v)	any Permitted Share Issue.

Restrictions on movement of cash — cash out
23.20 Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.
23.21 No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:
(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.
23.22 Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other member of the Group will):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than a Permitted Transaction referred to in paragraph (d) of the definition of that term).
(c)	If, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate demonstrate that a Permitted Distribution was made by the Borrower under paragraph (a) of the definition thereof in respect of a previous Financial Quarter where it should not have been made, then the Borrower shall deduct the amount by which that Permitted Distribution made during the relevant Financial Year exceeds the amount that should have been distributed (an Excess Distribution) from the immediately succeeding Permitted Distributions(s) which, were it not for the provisions of this paragraph (c), would otherwise have been made under paragraph (b) of the definition of Permitted Distribution.
Restrictions on movement of cash — cash in
23.23 Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:
(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.
23.24 Share capital
No Obligor shall (and the Borrower shall ensure no member of the Group will) issue any shares except pursuant to:
(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.
Miscellaneous
23.25 Insurance

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) effect and maintain with reputable underwriters or insurance companies insurances on and in relation to its assets and its business of a type and in an amount as is usual for companies carrying on the same, or substantially the same business provided such insurance is available in the market on commercially reasonable terms. If self insured, insurance shall be effected and maintained with an entity that has sufficient financial resources to meet potential claims under such insurance policies and which operates in accordance with Good Industry Practice.

(b)	The Borrower shall (if so requested by the Agent in writing) supply the Agent with copies of all such insurance policies or certificates of insurance maintained pursuant to paragraph (a) above.
23.26 Pensions

(a)	The Borrower shall ensure that all pension schemes, including without limitation the Pension Scheme operated by or maintained for the benefit of members of the Group and/or any of their employees (the Current Schemes), are funded in accordance with, and otherwise in material compliance with, the Schedules of Contributions agreed in accordance with section 227 of the Pensions Act 2004 in respect of such Current Schemes which is from time to time in force in respect of such Current Schemes.

(b)	The Borrower shall ensure that no action or omission is taken by any member of the Group in relation to such a Current Scheme which has, or is reasonably likely to have, a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such Current Scheme or any member of the Group who employs members in a Current Scheme ceasing to employ a person who is an active member of that Current Scheme).

(c)	Except for the Pension Scheme, the Borrower shall ensure that no member of the Group is or will be at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme (as defined in the Pension Schemes Act 1993) which is subject to sections 75 or 75A of the Pensions Act 1995.

(d)	The Borrower shall deliver to the Agent as soon as reasonably practicable, but in any case within 10 days, after those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Borrower), actuarial reports in relation to the Current Schemes.

(e)	The Borrower shall promptly notify the Agent as soon as reasonably practicable, but in any case within 10 days, of any material change in the rate of contributions to any Current Schemes paid or recommended to be paid (by the scheme actuary or otherwise) or required (by law or otherwise).

(f)	Each Obligor shall within five days notify the Agent in writing of any investigation of which it is aware by the Pensions Regulator which it anticipates may lead to the wind up of a Current Scheme or to the issue of a Financial Support Direction or a Contribution Notice to it/any member of the Group.

(g)	Each Obligor shall within five days notify the Agent in writing if it receives a Financial Support Direction or a Contribution Notice (or a warning notice in respect of either) from the Pensions Regulator.
23.27 Access
If a Default is continuing or the Agent reasonably suspects a Default is continuing, each Obligor shall, and the Borrower shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing) permit the Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Agent or Security Trustee free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Senior Management.
23.28 Intellectual Property

(a)	Each Obligor shall (and the Borrower shall procure that each Group member will):
(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for its business in full force and effect and record its interest in that Intellectual Property;

(iv)	not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property necessary for its business, where failure to do so, in the case of paragraphs (i) and (ii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 23.28 (Intellectual Property) to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) is contemplated by the definition of Permitted Transaction.
23.29 Amendments

(a)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Agent pursuant to Clause 4.2 (Initial conditions precedent to Utilisation) or Clause 27 (Changes to the Obligors) or enter into any agreement with any shareholders of the Borrower or any of their Affiliates which is not a member of the Group except in writing:
(i)	in accordance with the provisions of Clause 38 (Amendments and Waivers);

(ii)	prior to or on the Closing Date, with the prior written consent of the Original Lenders; or

(iii)	after the Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.
(b)	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

(c)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of any Artesian Finance Document or any On-Loan Agreement or the Parent Loan Agreement, without the prior written consent of the Agent.
23.30 Financial assistance
Each Obligor shall (and the Borrower shall procure each member of the Group will) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.
23.31 Group bank accounts
The Borrower shall ensure that all bank accounts of the Borrower shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party or an Acceptable Bank and are subject to valid Security under the Transaction Security Documents.
23.32 Treasury Transactions
Except with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), no Obligor shall (and the Borrower will procure that no members of the Group will) enter into any Treasury Transaction other any Treasury Transactions entered into at the date of this Agreement or entered into from time to time on an arm’s length basis in relation to the forward purchase of long term power costs in the ordinary course of trading of the Licensed Undertaking and not for speculative purposes.
23.33 Guarantors

(a)	Subject to the provisions of paragraphs (b) and (c) below, the Borrower shall ensure that at all times after the Closing Date, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 22 (Financial Covenants)) of the Guarantors or the aggregate gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represents not less than 95 per cent of EBITDA (as defined in Clause 22 (Financial Covenants)) of consolidated gross assets of the Group.

(b)	The Borrower need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor, that person becoming a Guarantor would not result in personal liability for that person’s directors or other management or would not be in breach of any Regulatory Restrictions or the terms of the Artesian Finance Documents. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(c)	For the avoidance of doubt, while any amount is outstanding under the Artesian Facility there shall be no obligation on the Borrower to procure that the Licensed Undertaking or Holdco accede as Guarantors.
23.34 Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.
24. EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 24 (Events of Default) is an Event of Default (save for Clause 24.23 (Acceleration)).
24.1 Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within 3 Business Days of its due date.
24.2 Financial covenants and other obligations

(a)	Any requirement of Clause 22 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 21 (Information Undertakings).

(b)	An Obligor or the Parent does not comply with any provision of any Transaction Security Document.

(c)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower, the Parent or relevant Obligor and (ii) the Borrower, the Parent or an Obligor becoming aware of the failure to comply.

24.3 Other obligations

(a)	An Obligor or the Parent does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants and other obligations) and Clause 24.5 (Artesian Facility)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.
24.4 Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any other document delivered by or on behalf of any Obligor or the Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Borrower, Parent or relevant Obligor and (ii) the Borrower, Parent or an Obligor becoming aware of the misrepresentation.
24.5 Artesian Facility

(a)	Any of the following occurs:
(i)	a Trigger Event (as such term is defined in the Artesian STID);

(ii)	a Potential Acceleration Event (as such term is defined in the Artesian STID);

(iii)	a breach of clause 8.12 (Rating) of the Artesian STID; or

(iv)	a non-payment of interest under clause 6 (Interest) of the On-Loan Agreement and such non-payment is not remedied with 5 days, and results (or will result) in the Licensed Undertaking being prohibited from making a Scheduled Distribution.

(b)	No Event of Default under paragraph (a) above will occur if the Borrower adduces evidence in form and substance satisfactory to the Agent (acting reasonably) not less than 20 days after the occurrence of any of (i) to (iv) above that it has sufficient cash resources to meet its payment obligations under the Finance Documents for the immediately succeeding twelve months.

(c)	On each Quarter Date following the provision of evidence set out in paragraph (b) until such date that the Licensed Undertaking is no longer prohibited from making a Scheduled Distribution due to the occurrence of any of the events set out in paragraph (a) (i) to (iv) above, the Borrower shall adduce evidence in form and substance satisfactory to the Agent (acting reasonably) that it has sufficient cash resources to meet its payment obligations under the Finance Documents for the immediately succeeding twelve months from the relevant Quarter Date and, provided that such evidence is adduced, there shall be no Event of Default under this Clause 24.5 (Artesian Facility).
In this Clause 24.5 (Artesian Facility), Scheduled Distribution means, in respect of the Licensed Undertaking, the interim dividend and the final dividend made in December and August (respectively) of each Financial Year.
24.6 Subordination Agreement
(a)	Any party to a Subordination Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, a Subordination Agreement; or
(b)	a representation or warranty given by that party in a Subordination Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation is capable of remedy, it is not remedied within 15 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.
24.7 Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).
(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	No Event of Default will occur under this Clause 24.7 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £750,000 (as such amount is Indexed) (or its equivalent in any other currency or currencies).
24.8 Insolvency
(a)	A member of the Group or the Parent is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any member of the Group or the Parent is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group or the Parent. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.9 Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or the Parent;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or the Parent by reason of actual or anticipated financial difficulties;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or the Parent or any of its assets in excess of £750,000 (as such amount is Indexed); or

(iv)	enforcement of any Security over any assets of any member of the Group or the Parent and where the value of the indebtedness secured is in excess of £750,000 (as such amount is Indexed), or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement; or
(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.
24.10 Creditors’ process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group or the Parent having an aggregate value in excess of £750,000 (as such amount is Indexed) and is not discharged within 21 days.
24.11 Unlawfulness and invalidity
(a)	Subject to the Legal Reservations, it is or becomes unlawful for an Obligor or the Parent to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.
(b)	Any obligation or obligations of any Obligor or the Parent under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid,

binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.
(c)	Any Finance Document ceases to be in full force and effect.
24.12 Cessation of business
Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.
24.13 Change of ownership
(a)	The Licensed Undertaking ceases to be a wholly-owned Subsidiary of Holdco; or
(b)	Holdco ceases to be a wholly-owned Subsidiary of the Borrower.
24.14 Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower or any Subsidiary.
24.15 Expropriation
The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.
24.16 Repudiation and rescission of agreements
An Obligor or the Parent (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
24.17 Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which is reasonably likely to be adversely determined and which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect.
24.18 Pensions
The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any member of the Group in circumstances where either:
(a)	the Obligor has not notified the Agent in accordance with Clauses 23.26(f) or 23.26(g); or
(b)	the aggregate liability of the Obligors under all Financial Support Directions and Contributions Notices (due and payable during the life of the Facility) is more than

1.5 x the aggregate amount of liability for all Financial Support Directions and Contribution Notices which are expected to be incurred during the life of the Facility as identified in the Base Case Model.
24.19 Enforcement Orders
An Enforcement Order is made under section 18 of the Water Act against the Licensed Undertaking and does or would reasonably be expected to lead to:
(a)	the loss of the Instrument of Appointment; or
(b)	a fine being levied against the Licensed Undertaking which has or would reasonably be expected to have a Material Adverse Effect.
24.20 Licensed Undertaking Events
(a)	An order is made in respect of the Licensed Undertaking under section 23 or section 24 of the Water Act.
(b)	The Instrument of Appointment is revoked, ceases to be in full force and effect or is altered in a manner which would have a Material Adverse Effect, except in circumstances in which it is replaced immediately by a further instrument of appointment granted to the Licensed Undertaking on equivalent terms which permit the Licensed Undertaking to carry on its water and sewerage business substantially as carried on at the date of this Agreement.
(c)	A Special Administration Order is made in respect of the Licensed Undertaking.
(d)	Following notice of termination of the Instrument of Appointment, the Licensed Undertaking fails to put in place an approved Transfer Scheme by a date less than 5 years prior to the expiration of such notice.
24.21 Governmental Intervention
By or under the authority of any government, regulatory or other authority (including any Regulatory Authority):
(a)	the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is limited or wholly or partially curtailed; or
(b)	all or a majority of the issued shares of any member of the Group or the whole or any material part of its revenues or assets is seized, nationalised, expropriated, compulsorily acquired or otherwise restricted, in each case where any such event has or would be reasonably likely to have a Material Adverse Effect.
24.22 Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.23 Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled;
(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;
(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(d)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES
25. CHANGES TO THE LENDERS
25.1 Assignments and transfers by the Lenders
Subject to this Clause 25 (Changes to the Lenders) and to Clause 26 (Restriction on Debt Purchase Transactions), a Lender (the Existing Lender) may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is a Qualifying Lender (the New Lender).
25.2 Conditions of assignment or transfer
(a)	An Existing Lender must consult with the Borrower for no more than five days before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of a Lender;
(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iii)	made at any time when an Event of Default is continuing.
(b)	An assignment will only be effective on:
(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and
(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(c)	A transfer will only be effective if the procedures set out in Clause 25.5 (Procedures for transfer) are complied with.
(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
25.3 Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,000.
25.4 Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Documents or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Documents or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5 Procedure for transfer
(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a “Lender”.
25.6 Procedure for assignment
(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).
25.7 Copy of Transfer Certificate or Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.
25.8 Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 25 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26. RESTRICTION ON DEBT PURCHASE TRANSACTIONS
26.1 Prohibition on Debt Purchase Transactions by the Group
The Borrower shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.
26.2 Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates
(a)	For so long as a Sponsor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:
(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and
(ii)	for the purposes of Clause 38.2 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).
(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in

Part A of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Sponsor Affiliate,
such notification to be substantially in the form set out in Part B of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).
(d)	Each Sponsor Affiliate that is a Lender agrees that:
(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.
27. CHANGES TO THE OBLIGORS
27.1 Assignment and transfers by Obligors
No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
27.2 Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 (“Know your customer” checks), the Borrower may request that any of its wholly owned Subsidiaries become a Guarantor.
(b)	The Borrower shall procure that any other member of the Group which is a Material Company (other than, while any amounts are outstanding under the Artesian Facility Agreement, the Licensed Undertaking or Holdco or any other Subsidiary that is prevented under the terms of an Artesian Finance Document from acceding as an Additional Guarantor and/or from providing Security for the Facility) shall, as soon as possible after becoming a Material Company and subject to the Regulatory Restrictions become an Additional Guarantor and subject to the Agreed Security Principles and the Regulatory Restrictions, grant such Security as the Agent may request.
(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent required to be delivered by an Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent required to be delivered by an Additional Guarantor).
27.3 Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Original Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	that Guarantor is being disposed of by way of a Third Party Disposal (means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.18 (Disposals) or made with the approval of the Majority Lenders) and the Borrower has confirmed this is the case and the Borrower has confirmed this is the case; or
(ii)	all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and
(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity).
(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.
27.4 Repetition of Representations
Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 20.30 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
27.5 Resignation and release of security on disposal
If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:
(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Trustee, or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Trustee may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;
(b)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that disposal; and
(c)	if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

SECTION 10
THE FINANCE PARTIES
28.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Trustee or the Arranger, shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group
The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
28.6	Rights and discretions

(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).
28.7 Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.
28.8 Responsibility for documentation
None of the Agent or the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

28.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 (Role of the Agent, the Arranger and Others) and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Agent, the Arranger and Others). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.12	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Agent, the Arranger and Others) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office entitled to any payment due under any Finance Document on that day unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
28.16 Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
28.17	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
29.	ROLE OF THE SECURITY TRUSTEE

29.1	Trust

(a)	The Security Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Trustee is expressed to be a party (and no others shall be implied).
29.2 No independent power
The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Trustee.
29.3	Security Trustee’s Instructions
The Security Trustee shall:
(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (a) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (b) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Lenders.
29.4 Security Trustee’s Actions
Subject to the provisions of this Clause 29 (Role of the Security Trustee):
(a)	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Finance Parties; and

(b)	at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
29.5 Security Trustee’s discretions
The Security Trustee may:
(a)	assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Finance Parties) that (a) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (b) any right, power, authority or discretion vested in any person has not been exercised.

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable.

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person.

(e)	refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
29.6 Security Trustee’s obligations
The Security Trustee shall promptly inform the Agent of:
(a)	the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor under any Finance Document; and

(b)	the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement.
29.7 Excluded obligations
The Security Trustee shall not:
(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (a) any confidential information or (b) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

29.8	Exclusion of liability
Unless caused directly by its gross negligence or wilful misconduct the Security Trustee shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Security Trustee or any other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from an Agent or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security..
29.9 No proceedings
No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.
29.10	Own responsibility
It is understood and agreed by each Secured Party that at all times that Secured Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance

Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents;
(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property, and each Secured Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.
29.11 No responsibility to perfect Transaction Security
The Security Trustee shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Transaction Security Documents.
29.12 Insurance by Security Trustee

(a)	The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request..

29.13	Custodians and nominees
The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
29.14	Acceptance of title
The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.
29.15	Refrain from illegality
The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.
29.16	Business with the Debtors
The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.
29.17	Winding up of trust
If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Transaction Security Documents have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Transaction Security Documents.
29.18	Perpetuity period
The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.
29.19	Powers supplemental
The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

29.20 Trustee division separate
In acting as trustee for the Finance Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Trustee may be treated as confidential and shall not be regarded as having been given to the Security Trustee’s trustee division.
29.21 Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
29.22 Resignation of the Security Trustee

(a)	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Trustee.

(c)	If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) of this Clause 29.22 (Resignation of Security Trustee) within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Agent) may appoint a successor Security Trustee.

(d)	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

(e)	The Security Trustee’s resignation notice shall only take effect upon (a) the appointment of a successor and (b) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 28 (Role of the Agent, the Arranger and others) and this Clause 29 (Role of the Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (f) of this Clause 29.22 (Resignation of the Security Trustee). In this event, the Security Trustee shall resign in accordance with paragraph (f) of this Clause 29.22 (Resignation of the Security Trustee).

29.23 Delegation

(a)	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.
29.24 Additional Security Trustees

(a)	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (a) if it considers that appointment to be in the interests of the Finance Parties or (b) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (c) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Borrower and the Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.
30. CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31. SHARING AMONG THE FINANCE PARTIES
31.1 Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).
31.2 Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
31.3	Recovering Finance Party’s rights
On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
31.5 Exceptions

(a)	This Clause 31.5 (Exceptions) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.
32.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
32.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.
(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 32.5 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 32.2 (Distributions by the Agent).

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11 (Disruption to Payment Systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
34.	NOTICES

34.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
34.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Trustee, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 34.3 (Delivery) will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
34.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
34.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

34.7	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.
(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

34.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	All certificates issued by a director of an Obligor under or pursuant to the terms of the Finance Documents shall be issued (and treated as issued whether or not so stated) by that director on behalf of the relevant Obligor without personal liability, save in the case of gross negligence, wilful default or fraud.

35.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
36.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
37.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)	Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and Waivers).

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 (Amendments and Waivers) which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 25 (Changes to the Lenders) or this Clause 38 (Amendments and Waivers);

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(A)	the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity);

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed
(except in the case of paragraph (B) and paragraph (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee, (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or the Security Trustee.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document (other than an amendment or waiver referred to in paragraphs (a)(ii), (iii) and (v) above) or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

38.3	Replacement of Lender

(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on 15 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than five days after the date the Non-Consenting Lender notifies the Borrower and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Borrower; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	In the event that:
(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
38.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.4 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
38.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 15 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or Security Trustee;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 5days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
39.	CONFIDENTIALITY

39.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
39.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other Regulatory Authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement

Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Repayment Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
39.4	Entire agreement
This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
39.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
39.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations
The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.
41.	CONFLICT WITH INSTRUMENT OF APPOINTMENT AND WATER ACT
No Obligor shall be obliged to comply (and no Obligor shall be obliged to ensure that any member of the Group does comply) with any obligations or restrictions contained in the Finance Documents where to do so would cause that Obligor (or any other member of the Group) to breach the Instrument of Appointment (including without limitation Condition P of the Instrument of Appointment and any undertakings provided pursuant to the Instrument of Appointment) and/or the Water Act and where an Obligor does not comply with any such obligation or restriction it shall not constitute a breach of the Finance Documents.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
42.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
43.	ENFORCEMENT
43.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 (Jurisdiction of English courts) is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Borrower by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor (other than an Obligor incorporated in England and Wales) expressly agrees and consents to the provisions of this Clause 43 (Enforcement) and Clause 42 (Governing law).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES TO THIS AGREEMENT

THE BORROWER CASCAL INVESTMENTS (UK) LIMITED
By:	/s/ Jonathan Lamb
JONATHAN LAMB

Address:	Biwater House Station Approach Dorking Surrey RH4 1TZ

Fax:	+44 (0)1306 746031

Attention:	Group Counsel

THE GUARANTOR CASCAL INVESTMENTS (UK) LIMITED
By:	/s/ Mark Thurston
MARK THURSTON

Address:	Biwater House
Station Approach
Dorking
Surrey RH4 1TZ

Fax:	+44 (0)1306 746031

Attention:	Group Counsel
Signature Page to Facility Agreement

THE ARRANGER

MACQUARIE BANK LIMITED

By:	/s/ Phil Castro	/s/ Andrew Dainton

	PHIL CASTRO	ANDREW DAINTON
	Division Director	Associate Director

Address:	No. 1 Martin Place
Sydney, NSW, 2000
Australia

Fax:	+61 2 8232 3569 with a copy to: +353 1 238 3490

Email:	mcafdebtops@macquarie.com

Attention:	Emma Quigly

THE AGENT

MACQUARIE BANK LIMITED

By:	/s/ Phil Castro	/s/ Andrew Dainton

	PHIL CASTRO	ANDREW DAINTON
	Division Director	Associate Director

Address:	No. 1 Martin Place
Sydney, NSW, 2000
Australia

Fax:	+61 2 8232 3569 with a copy to +353 1 238 3490

Email:	mcafdebtops@macquarie.com

Attention:	Emma Quigly

With a copy to

Address:	Level 25 CityPoint
One Ropemaker Street
London
EC2Y 9HD

Fax:	+44 203 037 2516 with a copy to both +61 2 8232 3569 and +353 1 238 3490

Email:	mcafcredituk@macquarie.com

Attention:	Peter Farthing/ Adam Joseph
Signature Page to Facility Agreement

THE SECURITY TRUSTEE

MACQUARIE BANK LIMITED

By:	/s/ Phil Castro	/s/ Andrew Dainton

	PHIL CASTRO Division Director	ANDREW DAINTON Associate Director

Address:	No. 1 Martin Place
Sydney, NSW, 2000
Australia

Fax:	+61 2 8232 3569 with a copy to +353 1 238 3490

Email:	mcafdebtops@macquarie.com

Attention:	Emma Quigly

With a copy to

Address:	Level 25 CityPoint
One Ropemaker Street
London
EC2Y 9HD

Fax:	+44 203 037 2516 with a copy to both +61 2 8232 3569 and +353 1 238 3490

Email:	mcafcredituk@macquarie.com

Attention:	Peter Farthing/ Adam Joseph

THE ORIGINAL LENDERS

MACQUARIE BANK LIMITED

By:	/s/ Phil Castro PHIL CASTRO Division Director	/s/ Andrew Dainton ANDREW DAINTON Associate Director

Address:	No. 1 Martin Place
Sydney, NSW, 2000
Australia

Fax:	+61 2 8232 3569 with a copy to: +353 1 238 3490

Email:	mcafdebtops@macquarie.com

Attention:	Emma Quigly
Signature Page to Facility Agreement

SCHEDULE 1
THE ORIGINAL PARTIES
Part A
The Borrower

Name of Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Cascal Investments (UK) Limited	07283293

Part B
The Original Lenders

Name of Original Lender	Commitment

Macquarie Bank Limited	£55,200,000